MPLX LP Reports Third-Quarter 2019 Financial Results

•	Reported third quarter net income attributable to MPLX of $629 million; adjusted EBITDA attributable to MPLX of $1.2 billion, or $1.3 billion including full-quarter results of acquired business

•	Reported net cash provided by operating activities of $1.0 billion and 1.42x distribution coverage, which includes full-quarter results of acquired business

•	Targeting 2020 growth capital of approximately $2.0 billion

•	Completed acquisition of Andeavor Logistics on July 30

•	MPC announces formation of Midstream Special Committee

FINDLAY, Ohio, October 31, 2019 - MPLX LP (NYSE: MPLX) today reported third quarter 2019 net income attributable to MPLX of $629 million compared with $510 million for the third quarter of 2018. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $1.2 billion compared with $937 million in the third quarter of 2018.

On July 30, MPLX closed its acquisition of Andeavor Logistics (ANDX). Third quarter adjusted EBITDA attributable to MPLX, including full-quarter results of ANDX, would have been $1.3 billion. Logistics and Storage (L&S) reported segment income from operations of $713 million and adjusted EBITDA of $849 million for the quarter, up $245 million and $302 million, respectively, versus the third quarter of last year. Gathering and Processing (G&P) reported segment income from operations of $213 million and adjusted EBITDA of $424 million for the quarter, up $9 million and $34 million, respectively, on a year-over-year basis.

“During the quarter, we progressed our slate of high-return projects, advancing MPLX's strategy of creating integrated crude oil and natural gas logistics from the Permian to Gulf Coast markets," said Gary R. Heminger, chairman and chief executive officer. "Additionally, we moved forward with high-grading our growth capex portfolio and today announced a growth capital target of approximately $2.0 billion for 2020."

During the quarter, MPLX generated $1.0 billion in net cash provided by operating activities and distributable cash flow, including a full-quarter of results from ANDX, of $1.0 billion, which provided adjusted distribution coverage of 1.42x. MPLX also announced its 27th consecutive distribution increase to $0.6775 per common unit, a $0.01 increase over the prior quarter and a 6.3 percent increase over the prior year third quarter.

Financial Highlights

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit and ratio data)	2019	2018	2019	2018
Net income attributable to MPLX	$629	$510	$1,614	$1,384
Adjusted net income attributable to MPLX(a)	681	N/A	2,015	N/A
Adjusted EBITDA attributable to MPLX LP (excluding predecessor results)(b)	1,165	937	3,015	2,564
Adjusted EBITDA attributable to MPLX LP (including predecessor results)(c)	1,273	N/A	3,785	N/A
Net cash provided by operating activities	1,036	737	2,990	2,027
Distributable cash flow attributable to MPLX LP(c)	1,027	766	3,055	2,080
Distribution per common unit(d)	$0.6775	$0.6375	$2.0025	$1.8825
Distribution coverage ratio(e)	1.42x	1.47x	1.54x	1.38x
Consolidated debt to adjusted EBITDA(f)	4.0x	3.8x	N/A	N/A

(a)	Includes net income attributable to predecessor for the three and nine months ended September 30, 2019.

(b)	Non-GAAP measure calculated before distributions to preferred unitholders. See reconciliation below. Excludes adjusted EBITDA attributable to predecessor.

(c)	Non-GAAP measure calculated before distributions to preferred unitholders. See reconciliation below. Includes adjusted EBITDA and DCF adjustments attributable to predecessor.

(d)	Distributions declared by the board of directors of MPLX's general partner.

(e)	DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distribution declared.

(f)	Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

Segment Results (including predecessor)

(In millions)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Segment income from operations (unaudited)	2019	2018	2019	2018
Logistics and Storage	$713	$468	$2,075	$1,287
Gathering and Processing	213	204	648	550

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	849	547	2,498	1,510
Gathering and Processing	$424	$390	$1,287	$1,054

The operations acquired through the ANDX acquisition have been assigned to MPLX’s existing segments based on the nature of the assets and the services provided.

•
The L&S segment now includes: a network of crude oil and refined product pipelines; crude oil and water gathering systems; an inland marine business; terminals; rail facilities; storage caverns; refining logistics assets; and wholesale and fuels distribution services across the U.S.

•	The G&P segment now includes: systems and assets which gather, process, and fractionate natural gas and NGLs in key U.S. supply basins.

Logistics & Storage

L&S segment income from operations and adjusted EBITDA for the third quarter of 2019 increased by $245 million and $302 million, respectively, compared with the same period in 2018. The increase was primarily due to the acquisition of ANDX and the continued solid performance of the underlying base business.

Total pipeline throughputs were 5.2 million barrels per day in the third quarter. The average tariff rate was $0.90 per barrel for the quarter. Terminal throughput was 3.3 million barrels per day for the quarter.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA for the third quarter of 2019 increased by $9 million and $34 million, respectively, compared with the same period in 2018. Year-over-year results increased due to the ANDX acquisition and higher volumes partially offset by a significant decline in weighted average NGL prices. In the third quarter of 2019:

•	Gathered volumes: 6.3 billion cubic feet per day

•	Processed volumes: 8.8 billion cubic feet per day

•	Fractionated volumes: 547 thousand barrels per day

In the Marcellus and Utica, the company continued to experience significant year-over-year growth. Gathered volumes averaged 3.7 billion cubic feet per day (bcf/d) for the quarter, a 16 percent increase versus the third quarter of 2018. Processed volumes averaged 6.2 bcf/d, a 13 percent increase versus the same quarter last year, driven by high utilization across the company's Marcellus operations. Fractionated volumes averaged 482 thousand barrels per day, a 6 percent increase versus the third quarter of 2018. The increase was primarily driven by higher volumes at the expanded Hopedale Complex.

In the Southwest, gathered volumes averaged 1.7 bcf/d for the third quarter, a 3 percent increase versus the third quarter of 2018. Processed volumes averaged 1.7 bcf/d for the quarter, a 13 percent increase versus the third quarter of 2018. The increase was primarily the result of higher volumes in the Permian.

In the Bakken, gathered volumes averaged 149 mmcf/d for the third quarter. Processed volumes averaged 149 mmcf/d for the quarter.

In the Rockies, gathered volumes averaged 827 mmcf/d for the third quarter. Processed volumes averaged 568 mmcf/d for the quarter.

Strategic Update

MPC announced that it is forming a special committee of its Board of Directors, led by J. Mike Stice, to continue to evaluate alternatives to enhance value across its midstream business.

MPLX announced that it has completed its plan to high-grade its capital expenditures, focusing on the most attractive returns. For 2020, MPLX is targeting growth capex of approximately $2.0 billion.

In the L&S segment, MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The Wink-to-Webster crude oil pipeline, in which MPLX has an equity interest, remains on schedule to be competed in the first half of 2021. The 36-inch diameter pipeline will originate in the Permian Basin and have destination points in the Houston market, including Marathon Petroleum Corporation's (NYSE: MPC) Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is being designed to transport approximately 2 billion cubic feet per day of natural gas from Waha, Texas to the Agua Dulce market in South Texas, ultimately reaching MPC’s Galveston Bay refinery. MPLX has an equity interest in Whistler, which is expected to be placed in service in the second half of 2021.

To support additional growth in the G&P segment, MPLX placed into service the Sherwood 12 and Torñado processing plants in October, adding 400 million cubic feet per day of capacity. The company expects to complete the Sherwood 13 processing plant late in the fourth quarter of 2019, adding another 200 million cubic feet per day of incremental capacity. Also, MPLX has two additional plants under various stages of development in the Permian.

Financial Position and Liquidity

As of September 30, 2019, MPLX had $41 million in cash, $3.5 billion available through its bank revolving credit facility expiring in July 2024, $1.4 billion available through its intercompany loan agreement with MPC, and $500 million of capacity available through its new bank term loan facility. The company's leverage ratio was 4.0x at September 30, 2019.

As a result of the completion of the ANDX acquisition, MPLX assumed an aggregate principal amount of $3.75 billion senior notes issued by ANDX. On September 23, 2019, approximately $3.06 billion aggregate principal amount of ANDX's outstanding senior notes were exchanged for new unsecured notes issued by MPLX having the same maturity and interest rates as the previously outstanding ANDX notes and cash as part of an exchange offer and consent solicitation undertaken by MPLX and ANDX.

During the quarter, MPLX also issued $2.0 billion aggregate principal amount of unsecured senior notes in an underwritten public offering consisting of $1.0 billion aggregate principal amount of floating rate senior notes due 2021 and $1.0 billion aggregate principal amount of floating rate senior notes due 2022. In addition, on September 26, 2019, MPLX entered into a term loan agreement with a syndicate of lenders providing for a committed term loan facility for up to an aggregate of $1.0 billion. MPLX borrowed $500 million under the term loan agreement during the quarter.

MPLX used a portion of the net proceeds from the notes offering and borrowings under the term loan agreement to repay the previously outstanding ANDX 5.500% senior notes due 2019 in the aggregate principal amount of $500 million at maturity on October 15, 2019 and to repay borrowings under its revolving credit facility and its intercompany loan agreement with MPC. The remainder of the proceeds from the notes offering and term loan borrowings have or will be used for general partnership purposes. MPLX remains committed to maintaining an investment-grade credit profile and a strategy of self-funding the equity portion of its organic growth capital needs.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at http://www.mplx.com and clicking on the "2019 Third-Quarter Financial Results" link in the "News & Headlines" section. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Jim Mallamaci, Manager, Investor Relations
Evan Barbosa, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Khiery, Manager, Communications (419) 421-3312

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s acquisition of Andeavor Logistics LP and include expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of MPLX. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: Marathon Petroleum Corporation’s (MPC) ability to achieve the strategic and other objectives related to the strategic initiatives and review discussed herein; the risk that anticipated opportunities and any other synergies from or anticipated benefits of the Andeavor Logistics acquisition may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; the success of MPC’s portfolio optimization, including the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, and the ability to satisfy customary conditions and achieve the strategic and other objectives related thereto; with respect to the Midstream review, the ability to achieve the strategic and other objectives related to the strategic review discussed herein; the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of Andeavor Logistics LP by MPLX, including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or dividend increases; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K and Forms 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit data)	2019	2018	2019	2018
Revenues and other income:
Operating revenue	$928	$843	$2,818	$2,306
Operating revenue - related parties	1,224	776	3,562	2,148
Income (loss) from equity method investments	95	64	255	175
Other income	33	29	90	81
Total revenues and other income	2,280	1,712	6,725	4,710
Costs and expenses:
Operating expenses	573	514	1,691	1,406
Operating expenses - related parties	348	229	1,018	630
Depreciation and amortization	302	201	916	565
General and administrative expenses	102	76	293	217
Other taxes	29	20	84	55
Total costs and expenses	1,354	1,040	4,002	2,873
Income from operations	926	672	2,723	1,837
Interest and other financial costs	233	153	686	434
Income before income taxes	693	519	2,037	1,403
(Benefit) provision for income taxes	4	3	2	8
Net income	689	516	2,035	1,395
Less: Net income (loss) attributable to noncontrolling interests	8	6	20	11
Less: Net income attributable to Predecessor	52	—	401	—
Net income attributable to MPLX LP	629	510	1,614	1,384
Less: Series A preferred unit distributions	20	19	61	55
Less: Series B preferred unit distributions	7	—	7	—
Limited partners’ interest in net income attributable to MPLX LP	$602	$491	$1,546	$1,329

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$0.61	$0.62	$1.78	$1.77
Common - diluted	$0.61	$0.62	$1.78	$1.77
Weighted average limited partner units outstanding:
Common units – basic	974	794	855	750
Common units – diluted	975	794	855	750

Select Financial Statistics (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except ratio data)	2019	2018	2019	2018
Common unit distributions declared by MPLX
Common units (LP) - public(a)	$266	$185	$718	$545
Common units - MPC(a)(b)	438	322	1,201	926
Total GP and LP distribution declared	704	507	1,919	1,471

Preferred unit distributions(c)
Series A preferred unit distributions(d)	20	19	61	55
Series B preferred unit distributions(e)	10	—	31	—
Total preferred unit distributions	30	19	92	55

Other Financial Data
Adjusted EBITDA attributable to MPLX LP (excluding predecessor results)(f)(g)	1,165	937	3,015	2,564
Adjusted EBITDA attributable to MPLX LP (including predecessor results)(f)(h)	1,273	N/A	3,785	N/A
DCF attributable to GP and LP unitholders(f)(h)	$997	$747	$2,963	$2,025
Distribution coverage ratio(i)	1.42x	1.47x	1.54x	1.38x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,036	$737	$2,990	$2,027
Investing activities	(750)	(1,073)	(2,189)	(2,027)
Financing activities	$(276)	$366	$(845)	$30

(a)
The distribution on common units for both the three and nine months ended September 30, 2019 includes the impact of the issuance of approximately 102 million units issued to public unitholders and approximately 161 million units issued to MPC in connection with MPLX's acquisition of ANDX on July 30, 2019.

(b)
Distributions to MPC exclude $12.5 million in distributions waived by MPC in connection with MPLX’s acquisition of ANDX with ANDX for the three months ended September 30, 2019 and $25 million for the nine months ended September 30, 2019. The waiver was instituted in 2017 under the terms of ANDX's historical partnership agreement and will remain in effect through 2019, the original term of the waiver agreement. In addition, MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1, 2018 dropdown.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred units for the three months ended September 30, 2019 assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on February 15th and August 15th or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

(d)
Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(e)
As a result of the ANDX acquisition, 600,000 ANDX preferred units were converted into 600,000 preferred units of MPLX (the “Series B preferred units”). Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter.

(f)	Non-GAAP measure. See reconciliation below.

(g)	Excludes predecessor EBITDA that is attributable to the period prior to the acquisition date of July 30, 2019.

(h)	Includes predecessor EBITDA and DCF that is attributable to the period prior to the acquisition date of July 30, 2019.

(i)	DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distribution declared.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Sept. 30, 2019	December 31, 2018(a)
Cash and cash equivalents	$41	$77
Total assets	41,281	39,325
Total long-term debt(b)	19,825	18,435
Redeemable preferred units	968	1,004
Total equity	$17,892	$17,731
Consolidated total debt to adjusted EBITDA(c)	4.0x	3.8x

Partnership units outstanding:
MPC-held common units	666	505
Public common units	392	289

(a)	Financial information has been retrospectively adjusted for the acquisition of ANDX.

(b)	Outstanding intercompany borrowings were $125 million as of September 30, 2019 and zero December 31, 2018. Includes current portion of long-term debt.

(c)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $420 million and $431 million of unamortized discount and debt issuance costs as of September 30, 2019 and December 31, 2018, respectively.

Operating Statistics (unaudited)(a)
	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2019	2018	% Change	2019	2018	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,367	2,208	52%	3,240	2,149	51%
Product pipelines	1,859	1,182	57%	1,875	1,135	65%
Total pipelines	5,226	3,390	54%	5,115	3,284	56%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.97	$0.60	62%	$0.94	$0.58	62%
Product pipelines	0.77	0.86	(10)%	0.73	0.80	(9)%
Total pipelines	$0.90	$0.69	30%	0.86	0.66	30%

Terminal throughput (mbpd)	3,292	1,474	123%	3,267	1,468	123%

Barges at period-end	264	256	3%	264	256	3%
Towboats at period-end	23	20	15%	23	20	15%

(a)	Includes predecessor operations for the three and nine months ended September 30, 2019.

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2019	2018	% Change	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,271	1,201	6%	1,273	1,157	10%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,653	1,599	3%	1,618	1,523	6%
Bakken Operations	149	N/A	N/A	149	N/A	N/A
Rockies Operations	627	N/A	N/A	639	N/A	N/A
Total gathering throughput	3,700	2,800	32%	3,679	2,680	37%

Natural gas processed (mmcf/d)
Marcellus Operations	4,264	4,004	6%	4,211	3,775	12%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,667	1,479	13%	1,608	1,403	15%
Southern Appalachian Operations	254	226	12%	244	244	—%
Bakken Operations	149	N/A	N/A	149	N/A	N/A
Rockies Operations	568	N/A	N/A	575	N/A	N/A
Total natural gas processed	6,902	5,709	21%	6,787	5,422	25%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	433	405	7%	431	374	15%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	19	20	(5)%	13	18	(28)%
Southern Appalachian Operations	13	14	(7)%	12	13	(8)%
Bakken Operations	29	N/A	N/A	22	N/A	N/A
Rockies Operations	4	N/A	N/A	4	N/A	N/A
Total C2 + NGLs fractionated	498	439	13%	482	405	19%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements. Also includes predecessor operations for the three and nine months ended September 30, 2019.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2019	2018	% Change	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,271	1,201	6%	1,273	1,157	10%
Utica Operations	2,381	1,936	23%	2,186	1,722	27%
Southwest Operations	1,653	1,600	3%	1,618	1,524	6%
Bakken Operations	149	N/A	N/A	149	N/A	N/A
Rockies Operations	827	N/A	N/A	835	N/A	N/A
Total gathering throughput	6,281	4,737	33%	6,061	4,403	38%

Natural gas processed (mmcf/d)
Marcellus Operations	5,300	4,609	15%	5,218	4,338	20%
Utica Operations	866	857	1%	835	889	(6)%
Southwest Operations	1,667	1,479	13%	1,608	1,403	15%
Southern Appalachian Operations	254	226	12%	244	244	—%
Bakken Operations	149	N/A	N/A	149	N/A	N/A
Rockies Operations	568	N/A	N/A	575	N/A	N/A
Total natural gas processed	8,804	7,171	23%	8,629	6,874	26%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	433	405	7%	431	374	15%
Utica Operations	49	49	—%	45	46	(2)%
Southwest Operations	19	20	(5)%	13	18	(28)%
Southern Appalachian Operations	13	14	(7)%	12	13	(8)%
Bakken Operations	29	N/A	N/A	22	N/A	N/A
Rockies Operations	4	N/A	N/A	4	N/A	N/A
Total C2 + NGLs fractionated	547	488	12%	527	451	17%

(a)
Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments. Also includes predecessor operations for the three and nine months ended September 30, 2019.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2019	2018	2019	2018
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	$849	$547	$2,498	$1,510
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	424	390	1,287	1,054
Adjusted EBITDA attributable to MPLX LP (including predecessor results)	1,273	937	3,785	2,564
Depreciation and amortization	(302)	(201)	(916)	(565)
Provision for income taxes	(4)	(3)	(2)	(8)
Amortization of deferred financing costs	(10)	(14)	(29)	(45)
Non-cash equity-based compensation	(5)	(6)	(17)	(15)
Net interest and other financial costs	(223)	(139)	(657)	(389)
Income from equity method investments	95	64	255	175
Distributions/adjustments related to equity method investments	(145)	(112)	(399)	(314)
Unrealized derivative losses(a)	11	(17)	7	(18)
Acquisition costs	(9)	—	(14)	(3)
Other	(1)	—	(1)	—
Adjusted EBITDA attributable to noncontrolling interests	9	7	23	13
Net income	$689	$516	$2,035	$1,395

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2019	2018	2019	2018
L&S segment income from operations	$713	$468	$2,075	$1,287
Depreciation and amortization	113	62	373	171
Income from equity method investments	(60)	(43)	(159)	(123)
Distributions/adjustments related to equity method investments	70	57	184	164
Acquisition costs	9	—	14	3
Non-cash equity-based compensation	3	3	10	8
Other	1	—	1	—
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	849	547	2,498	1,510
L&S predecessor segment adjusted EBITDA attributable to MPLX LP	(83)	—	(603)	—
L&S segment adjusted EBITDA attributable to MPLX LP	$766	$547	$1,895	$1,510

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2019	2018	2019	2018
G&P segment income from operations	$213	$204	$648	$550
Depreciation and amortization	189	139	543	394
Income from equity method investments	(35)	(21)	(96)	(52)
Distributions/adjustments related to equity method investments	75	55	215	150
Unrealized derivative losses(a)	(11)	17	(7)	18
Non-cash equity-based compensation	2	3	7	7
Adjusted EBITDA attributable to noncontrolling interest	(9)	(7)	(23)	(13)
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	424	390	1,287	1,054
G&P predecessor segment adjusted EBITDA attributable to MPLX LP	(25)	—	(167)	—
G&P segment adjusted EBITDA attributable to MPLX LP	$399	$390	$1,120	$1,054

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2019	2018	2019	2018
Net income	$689	$516	$2,035	$1,395
Provision for income taxes	4	3	2	8
Amortization of deferred financing costs	10	14	29	45
Net interest and other financial costs	223	139	657	389
Income from operations	926	672	2,723	1,837
Depreciation and amortization	302	201	916	565
Non-cash equity-based compensation	5	6	17	15
Income from equity method investments	(95)	(64)	(255)	(175)
Distributions/adjustments related to equity method investments	145	112	399	314
Unrealized derivative (gains) losses(a)	(11)	17	(7)	18
Acquisition costs	9	—	14	3
Other	1	—	1	—
Adjusted EBITDA	1,282	944	3,808	2,577
Adjusted EBITDA attributable to noncontrolling interests	(9)	(7)	(23)	(13)
Adjusted EBITDA attributable to predecessor(b)	(108)	—	(770)	—
Adjusted EBITDA attributable to MPLX LP	1,165	937	3,015	2,564
Deferred revenue impacts	36	13	67	24
Net interest and other financial costs	(223)	(139)	(657)	(389)
Maintenance capital expenditures	(75)	(40)	(174)	(98)
Maintenance capital expenditures reimbursements	18	—	34	—
Equity method investment capital expenditures paid out	(8)	(6)	(16)	(22)
Other	6	1	16	1
Portion of DCF adjustments attributable to predecessor(b)	27	—	159	—
DCF attributable to MPLX LP	946	766	2,444	2,080
Preferred unit distributions(c)	(30)	(19)	(92)	(55)
DCF attributable to GP and LP unitholders (excluding predecessor results)	916	747	2,352	2,025
Adjusted EBITDA attributable to predecessor(b)	108	—	770	—
Portion of DCF adjustments attributable to predecessor(b)	(27)	—	(159)	—
DCF attributable to GP and LP unitholders (including predecessor results)	$997	$747	$2,963	$2,025

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as cash distributions earned by the Series B preferred units for the three months ended September 30, 2019 (as the Series B preferred units are declared and payable semi-annually) assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)
	Three Months Ended Sept. 30
(In millions)	2019	2018
LTM Net income	$2,126	$1,636
LTM Net income to adjusted EBITDA adjustments	1,908	1,811
LTM Adjusted EBITDA attributable to MPLX LP	4,034	3,447
LTM Pro forma adjustments for acquisitions	1,001	37
LTM Pro forma adjusted EBITDA	5,035	3,484
Consolidated debt	$20,245	$13,357
Consolidated debt to adjusted EBITDA	4.0x	3.8x

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2019	2018	2019	2018
Net cash provided by operating activities	$1,036	$737	$2,990	$2,027
Changes in working capital items	21	45	134	78
All other, net	(15)	(9)	(23)	5
Non-cash equity-based compensation	5	6	17	15
Net gain (loss) on disposal of assets	1	(1)	3	(1)
Current income taxes	1	1	1	1
Net interest and other financial costs	223	139	657	389
Asset retirement expenditures	—	2	1	7
Unrealized derivative (gains) losses(a)	(11)	17	(7)	18
Acquisition costs	9	—	14	3
Other adjustments related to equity method investments	11	8	20	35
Other	1	(1)	1	—
Adjusted EBITDA	1,282	944	3,808	2,577
Adjusted EBITDA attributable to noncontrolling interests	(9)	(7)	(23)	(13)
Adjusted EBITDA attributable to predecessor(b)	(108)	—	(770)	—
Adjusted EBITDA attributable to MPLX LP	1,165	937	3,015	2,564
Deferred revenue impacts	36	13	67	24
Net interest and other financial costs	(223)	(139)	(657)	(389)
Maintenance capital expenditures	(75)	(40)	(174)	(98)
Maintenance capital expenditures reimbursements	18	—	34	—
Equity method investment capital expenditures paid out	(8)	(6)	(16)	(22)
Other	6	1	16	1
Portion of DCF adjustments attributable to predecessor(b)	27	—	159	—
DCF attributable to MPLX LP	946	766	2,444	2,080
Preferred unit distributions(c)	(30)	(19)	(92)	(55)
DCF attributable to GP and LP unitholders (excluding predecessor results)	916	747	2,352	2,025
Adjusted EBITDA attributable to predecessor(b)	108	—	770	—
Portion of DCF adjustments attributable to predecessor(b)	(27)	—	(159)	—
DCF attributable to GP and LP unitholders (including predecessor results)	$997	$747	$2,963	$2,025

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as cash distributions earned by the Series B preferred units for the three months ended September 30, 2019 (as the Series B preferred units are declared and payable semi-annually) assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

Capital Expenditures (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2019	2018	2019	2018
Capital Expenditures:
Maintenance	$75	$40	$174	$98
Maintenance reimbursements	(18)	—	(34)	—
Growth	518	458	1,479	1,382
Growth reimbursements	(5)	—	(17)	—
Total capital expenditures	570	498	1,602	1,480
Less: Increase (decrease) in capital accruals	10	(25)	(67)	90
Asset retirement expenditures	—	2	1	7
Additions to property, plant and equipment, net(a)	560	521	1,668	1,383
Investments in unconsolidated affiliates	171	103	494	215
Acquisitions	—	451	(5)	451
Total capital expenditures and acquisitions	731	$1,075	$2,157	$2,049
Less: Maintenance capital expenditures (including reimbursements)	57	40	140	98
Acquisitions	—	451	(5)	451
Total growth capital expenditures(b)	$674	$584	$2,022	$1,500

(a)
This amount is represented in the Consolidated Statements of Cash Flows as Additions to property, plant and equipment after excluding growth and maintenance reimbursements. Reimbursements are shown as Contributions from MPC within the Financing activities section of the Consolidated Statements of Cash Flows.

(b)
Amount excludes contributions from noncontrolling interests of $94 million and $8 million for the nine months ended September 30, 2019 and 2018, respectively, as reflected in the financing section of our statement of cash flows and zero and $3 million for the three months ended September 30, 2019 and 2018, respectively.